STATE OF DELAWARE CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST. The name of each constituent corporation is FG Financial Group, Inc., a Nevada corporation, and FG Financial Group, Inc., a Delaware corporation.

SECOND. The Agreement and Plan of Merger (the "Agreement of Merger") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the laws under which it is organized and, in the case of the constituent corporation organized under the laws of Delaware, in the same manner as provided in Title 8, Section 252 of the Delaware General Corporation laws.

THIRD. The name of the surviving corporation is FG Financial Group, Inc., a Nevada corporation.

FOURTH. The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH. The merger is to become effective on Friday December 9, 2022, at 5:01 p.m. ET.

SIXTH. The Agreement of Merger is on file at 360 Central Avenue, Suite 800, St. Petersburg, FL 33701, the place of business of the surviving corporation.

SEVENTH. A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH. The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 360 Central Avenue, Suite 800, St. Petersburg, FL 33701.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on this 7 day of December, 2022.

FG FINANCIAL GROUP, INC.

By:______________________________
Larry G. Swets, Jr., President and Chief Executive Officer